Exhibit 99

INVESTOR CONTACT:               KATE LILLIS (201) 531-6513
MEDIA CONTACTS:                 HAMILTON SOUTH (212) 318-7270
                                ERIC BERMAN (212) 521-4894


             POLO RALPH LAUREN COMPLETES ACQUISITION OF CLUB MONACO


NEW YORK, MAY 4, 1999 -- Polo Ralph Lauren Corporation (NYSE: RL) and its subsidiary, PRL Acquisition Corp., announced today that it has completed its acquisition of Club Monaco Inc.

         Polo Ralph Lauren announced that 5,960,614 shares of common stock of Club Monaco Inc., representing 100% of the outstanding Club Monaco common stock, were acquired pursuant to the offer made by PRL Acquisition for all of the outstanding shares of Club Monaco at a purchase price of Cdn$13.00 cash per share. The Company had previously announced that 5,890,799 shares of common stock of Club Monaco Inc., representing 98.83% of the outstanding Club Monaco common stock, were tendered to PRL Acquisition Corp. The remaining shares of common stock of Club Monaco were acquired pursuant to a statutory compulsory acquisition which was completed Monday, May 3, 1999.

         As previously announced, Polo Ralph Lauren said the cash transaction, which will be accounted for as a purchase, has an equity value of approximately $52 million. In addition, Polo Ralph Lauren paid in full approximately $35 million in Club Monaco Inc. debt it assumed as part of the transaction.

         Club Monaco's common stock was de-listed from the Toronto Stock Exchange and the Montreal Exchange on April 6, 1999.

         Polo Ralph Lauren will operate Club Monaco as a separate subsidiary with existing senior management, headed by Club Monaco CEO Joseph Mimran. Mimran will report directly to Michael J. Newman, Vice Chairman and Chief Operating Officer of Polo Ralph Lauren.

Polo Ralph Lauren Corporation is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For 30 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands, and international markets. The Company's brand names, which include "Polo", "Polo by Ralph Lauren", "Polo Sport", "Ralph Lauren", "RALPH", "Lauren", "Polo Jeans Company" and "Chaps", among others, constitute one of the world's most widely recognized families of consumer brands.

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